                                                                 EXHIBIT (A)(4)

                               OFFER TO PURCHASE
                    ALL OUTSTANDING SHARES OF COMMON STOCK
          (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                                      OF
                            HI-LO AUTOMOTIVE, INC.
                                      BY
                          SHAMROCK ACQUISITION, INC.
                         A WHOLLY OWNED SUBSIDIARY OF

                           O'REILLY AUTOMOTIVE, INC.
                                      AT
                              $4.35 NET PER SHARE

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON MONDAY, JANUARY 26, 1998, UNLESS THE OFFER IS EXTENDED.


                                                              December 24, 1997
To Brokers, Dealers, Banks,
Trust Companies and Other Nominees:

  We have been engaged by Shamrock Acquisition, Inc., a Delaware corporation (the "Purchaser"), which is a wholly owned subsidiary of O'Reilly Automotive, Inc., a Missouri corporation, ("Parent"), to act as Dealer Manager in connection with the Purchaser's offer to purchase all outstanding shares of Common Stock, $.01 par value per share (the "Common Stock"), including the associated preferred stock purchase rights (the "Rights" and, together with the Common Stock, the "Shares"), of Hi-Lo Automotive, Inc., a Delaware corporation (the "Company"), at a purchase price of $4.35 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase dated December 24, 1997 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments and supplements thereto, collectively constitute the "Offer") enclosed herewith. The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 23, 1997 (the "Merger Agreement"), among Parent, the Purchaser and the Company. All capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Offer to Purchase. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

  Enclosed herewith are copies of the following documents:

  1. Offer to Purchase dated December 24, 1997;

  2. Letter of Transmittal to be used by stockholders of the Company in accepting the Offer;

  3. A printed form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

  4. The Notice of Guaranteed Delivery;

  5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

  6. A return envelope addressed to the Depositary.

  The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer a number of shares which, together with any shares beneficially owned by Parent or Purchaser, represent at least a majority of the Shares outstanding on a fully diluted basis.

  The Offer is also subject to other terms and conditions contained in the Offer to Purchase. See Section 14 of the Offer to Purchase.

  The Board of Directors of the Company has unanimously approved the Offer and the Merger and the Merger Agreement, has determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company and its stockholders, and recommends that stockholders accept the Offer and tender their Shares.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay promptly after the Expiration Date (as defined in the Offer to Purchase) for all Shares validly tendered prior to the Expiration Date and not properly withdrawn as, if and when the Purchaser gives written notice to the Depositary of the Purchaser's acceptance of such Shares. Payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or a timely Book-Entry Confirmation (as defined in the Offer to Purchase), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) and (iii) any other documents required by the Letter of Transmittal.

  If holders of Shares wish to tender their Shares, but it is impracticable for them to deliver their certificates prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

  YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, JANUARY 26, 1998, UNLESS THE OFFER IS EXTENDED.

  Neither the Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager, the Depositary and the Information Agent, as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary expenses incurred by them in forwarding the enclosed offering materials to their customers. The Purchaser will pay all stock transfer taxes applicable to its purchase of shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

  Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed material may be obtained from, Innisfree M&A Incorporated, the Information Agent, at 501 Madison Avenue, 20th Floor, New York, NY 10022, (212) 750-5833 (call collect), or Donaldson, Lufkin & Jenrette Securities Corporation, the Dealer Manager, at 277 Park Avenue, New York, New York 10172, (212) 892-3663 (call collect).

                                          Very truly yours,

                                          Donaldson, Lufkin & Jenrette
                                          Securities Corporation,
                                           as Dealer Manager
                                          277 Park Avenue
                                          New York, New York 10172
                                          (212) 892-3663 (Call collect)


   NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, PARENT, THE DEALER MANAGER, THE DEPOSITARY, THE INFORMATION AGENT OR ANY AFFILIATE THEREOF OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.


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